Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Foot Locker, Inc.:

We consent to the incorporation by reference of our reports dated March 29, 2010 which appear in the January 30, 2010 Annual Report on Form 10-K, with respect to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries, as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended January 30, 2010, and the effectiveness of internal control over financial reporting as of January 30, 2010.

Our report on the consolidated financial statements refers to the adoption of SFAS No. 157, “Fair Value Measurements” (included in FASB ASC Topic 820, “Fair Value Measurements and Disclosures”), and the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (included in FASB ASC Topic 740, “Income Taxes”).

/s/ KPMG LLP

New York, New York
January 3, 2011